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                                                                   EXHIBIT 10.91


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This amendment to the Employment Agreement (as defined below) is made and entered into as of the 12th day of April, 2000 by and between Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Carolyn S. Underwood (the "Executive").

                                   WITNESSETH:

         WHEREAS, Executive has been an employee of the Company since January 5,1996;

         WHEREAS, Executive and the Company entered into an employment agreement dated as of February 19, 1999 (the "Employment Agreement" or the "Agreement");

         WHEREAS, the Company and Executive desire to modify certain provisions of the Employment Agreement;

         WHEREAS, Executive desires to receive from the Company certain severance benefits and other benefits as described herein;

         NOW, THEREFORE, in consideration of the premises contained herein the parties agree to modify the Employment Agreement as follows:


Section 1. EMPLOYMENT. The first sentence of Section 1 is revised to read as follows:

         "The Company hereby employs Executive as Executive Vice President, Commercial Operations, Investor Relations and Human Resources, it being understood by Executive that the Investor Relations and Human Resources responsibilities may be reassigned by the Company to other officers of the Company during the Term of the Agreement. Executive hereby accepts such employment upon the terms and conditions set forth herein for the Term of the Agreement, as defined in Section 2 hereof."


Section 2. TERM OF AGREEMENT. Section 2 is revised to read as follows:

         "2. TERMS OF AGREEMENT. The term of this Agreement shall commence as of the date and year first above written and shall continue until October 31, 2000, at which time it shall terminate (the "Initial Term"), unless terminated earlier as provided herein. As used in this Agreement, "Term of Agreement" means the Initial Term."


Section 3. COMPENSATION. Section 3 is revised to read as follows:


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         "3. COMPENSATION. Executive shall commence receiving, effective January
1, 2000, a base salary of $217,000 a year ("Base Salary") less required federal and state withholdings and. other authorized deductions, payable in accordance with the Company's normal payroll schedule."


Section 6. TERMINATION OF EMPLOYMENT. Section 6(a) is revised to read as follows:

         "(a) TERMINATION OF EMPLOYMENT RELATIONSHIP. The employment relationship between the Company and the Executive shall terminate automatically on October 31, 2000, or upon the termination of this Agreement by either party as provided in Section 6, whichever shall occur first."


Section 7. EFFECT OF TERMINATION. The following provisions of Section 7 are revised to read as follows:

Section 7(b) is revised to read as follows:

         "(b) VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates this Agreement pursuant to Section 6(c), the Company shall pay Executive such Base Salary as Executive may be entitled to receive for services rendered prior to the effective date of such termination and for any accrued but unused vacation, including any banked vacation."; and

The introductory clause of Section 7(d) is revised to read as follows:

         "(d) TERMINATION WITHOUT CAUSE. Except as provided in Section 7(e), if this Agreement is terminated by the Company without Cause pursuant to Section 6(c), then:"; and

Section 7(d)(ii) is revised to read as follows:

         "(d)(ii) the Company shall pay Executive for any accrued but unused vacation, including any banked vacation (the "Vacation Payment");"; and

A new Section 7(d)(vi) is added as follows:

         "(d)(vi) subject to the restrictions set forth in Sections 9 and 10, the Company shall pay Executive a bonus of $90,055, less required federal and state withholdings and authorized deductions, which amount shall be payable in accordance with the regularly scheduled bonus payout of the Company in December of 2000 (the "Bonus Payment")."; and

The introductory clause of Section 7(e) is revised to read as follows:

         "(e) TERMINATION FOLLOWING A CHANGE IN CONTROL. If, within twelve (12) months following a Change in Control, as defined in Section 8, thus Agreement is terminated by the Company without Cause pursuant to Section 6(c), or Executive terminates this Agreement for


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Good Reason pursuant to Section 6(e), then the Company shall pay Executive the
Payment for Services Rendered and the Vacation Payment. In addition to the foregoing, and subject to the restrictions set forth in Section 9:"; and

A new Section 7(e)(iv) is added as follows:

         "(e)(iv) the Company shall pay the Executive the Bonus Payment."; and

A new Section 7(f) is added and existing subsections 7(f) and 7(g) become subsections 7(g) and 7(h), respectively, as follows:

         "(f) TERMINATION UPON EXPIRATION OF AGREEMENT. If this Agreement is terminated due to the expiration of the Initial Term as provided in Section 2:

         (i)    the Company shall pay Executive the Payment for Services
Rendered;

         (ii)   the Company shall pay Executive the Vacation Payment;

         (iii) subject to the restrictions in Sections 9 and 10, the Company shall pay Executive the Eighteen Month Payment;

         (iv) subject to the restrictions in Sections 9 and 10, the Company shall pay Executive the Cobra Payment. The Company's obligation under this
Section 7(f)(iv) shall immediately cease at such time as Executive becomes eligible for comparable health coverage from another company. If Executive fails to notify the Company that she is eligible for other health coverage within thirty (30) days of becoming eligible for such coverage, Executive shall be considered in breach of this Agreement and shall be required to repay to the Company all payments made under this section;

         (v) subject to the restrictions set forth in Section 9, the Company shall accelerate the vesting of any outstanding option to purchase shares of stock of the Company granted to Executive by one (1) year, and accelerate the lapse of all repurchase rights and forfeiture restrictions applicable to any restricted stock award by one (1) year, all subject to the terms and conditions of the applicable plan documents and agreement(s); and

         (vi) subject to the restrictions set forth in Sections 9 and 10, the Company shall pay Executive the Bonus Payment"; and

Former Section 7(g) is revised to read as follows:

         "(h) Notwithstanding the foregoing, the Company shall have the right to waive or accelerate any applicable notice period for termination of this Agreement and may terminate this Agreement immediately upon payment to Executive of an amount which the Company determines, in its sole discretion and in good faith, to be equal to the amount of Base Salary Executive would have received if notice had not been waived or accelerated by the Company."


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Section 9. CONDITION OF PAYMENT OF BENEFITS. Section 9 is revised to read as follows:

         "9. CONDITION OF PAYMENT OF BENEFITS.

         (a) Executive agrees that he shall be entitled to the Eighteen Month Payment, the COBRA Payment, the Twenty-Four Month Payment and the Bonus Payment, and the benefits under the terms of Sections 7(d)(v), 7(e)(ii) and 7(f)(v), as applicable, only if he timely executes a complete and general release in a form substantially comparable to the release set forth in EXHIBIT A hereto and incorporated herein by reference or in such other comparable form as is determined by the Company in good faith to be advisable due to legitimate legal or business needs of the Company, so long as any such changes are consistent with the intent of this Agreement and EXHIBIT A. The release shall contain a release by Executive and any beneficiary of Executive entitled to receive all or any portion of the benefits specified in such Sections of any claims arising from Executive's employment or association with the Company or otherwise existing against the Company and its officers, directors, agents, employees, shareholders, and representatives at the time of execution of the release. Notwithstanding any other provision set forth herein, if the Executive elects not to execute such a general release, then Executive's entitlement to the Eighteen Month Payment, the COBRA Payment, the Twenty Four Month Payment, and the Bonus Payment, and the benefits under Sections 7(d)(v), 7(e)(ii), and 7(f)(v), as applicable, shall consists solely of an amount equal to one-twelfth (1/12) of Executive's Base Salary in effect at the time of the termination, which amount shall be payable in a lump sum in accordance with the regularly scheduled payroll of the Company.

         (b) Notwithstanding anything to the contrary contained in the Agreement, in the event that Section 10(d)(i) of this Agreement, to the extent applicable pursuant to Section 10(e), is determined to be unenforceable due to Executive's actions, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication, the Company shall not be liable for the Eighteen Month Payments, the COBRA Payments, payable pursuant to Sections 7(d)(iv) or 7(f)(iv), or the Bonus Payments payable pursuant to Sections 7(d)(vi) and 7(f)(vi)."


Section 10. NONCOMPETION AND NONSOLICITATION. Sections 10(e) and 10(f) are revised to read as follows:

         (e) This Section 10 shall apply only in the event that (i) the Company terminates Executive's employment without Cause pursuant to Section 6(c) and such termination does not occur within twelve (12) months following a Change of Control, or (ii) the Initial Term of the Agreement terminates as provided in
Section 2. Accordingly, this Section 10 does not apply if (i) the Company terminates Executive's employment pursuant to Section 6(b); (ii) Executive voluntarily terminates her employment pursuant to Section 6(c); (iii) Executive terminates her employment for Good Reason pursuant to Section 6(e); (iv) the Company terminates Executive's employment without Cause within twelve (12) months following a Change of Control; or (v) Executive terminates her employment on account of Executive's Retirement pursuant to Section 6(d).



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         (f) If, for any reason, any provision of this Section 10, to the extent applicable pursuant to Section 10(e), is determined to be unenforceable due to Executive's actions, by a court or arbitration panel, whether by preliminary or final adjudication, or Executive elects not to adhere to the restrictions of Sections 10(b) or 10(d)(ii), which is her right subject to forfeiture of her eligibility for the payments and benefits described herein, the Company shall cease immediately payment of the Eighteen Month Payment, the COBRA Payments payable pursuant to Sections 7(d)(iv) and 7(f)(iv), and the Bonus Payments, payable pursuant to Sections 7(d)(vi) and 7(t)(vi). Executive agrees to notify the Company immediately of her election not to adhere to Sections 10(b) or 10(d)(ii). If Executive fails to notify the Company within thirty (30) days of making such election, Executive shall be considered in breach of this Agreement, the Company shall have no further obligations hereunder, and Executive shall be required to repay to the Company all payments made for the Eighteen Month Payment, the COBRA Payments payable pursuant to Sections 7(d)(iv) and 7(f)(iv), or Bonus Payments payable pursuant to Sections 7(d)(vi) and 7(t)(vi)."


A new Section 25 is added, as follows:

         "25. CONSULTING ARRANGEMENT. In the event that, prior to October 31, 2000, (i) the Company terminates Executive's employment without Cause pursuant to Section 6(c); or (ii) Executive terminates her employment for Good Reason pursuant to Section 6(e), the Company hereby agrees to retain Executive as a consultant to the Company, from the date of such termination until October 31, 2000. As a consultant, Executive shall assist in the transition of her responsibilities as directed by the Company for compensation of $1,000 per month. Company's obligation to so retain Executive as a consultant shall be noncancelable and shall survive expiration or termination of this Agreement,"


A new Section 26 is added, as follows:

         "26. CONFIDENTIALITY. Except with the Company's express prior written consent or as required by law, Executive shall keep the terms of this Agreement, excluding the terms in Sections 1, X 10, 11 and 12, strictly confidential, and shall not disclose the terms of the Agreement, excluding the terms in Sections 1,X 10, 11 and 12, to any persons other than Executive's immediate family and legal and financial advisors, subject to their agreement to keep such terms confidential. If required by law to produce a copy of this Agreement or to make such disclosure, Executive shall give the Company reasonable notice prior to such production or disclosure. Nothing herein shall be interpreted as otherwise relieving Executive from her fiduciary and confidentiality obligations."



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These amendments to the Employment Agreement will become effective upon the date and year first above written. All other provisions of the Employment Agreement remain in full force and effect.

         In Witness Whereof, the parties have executed this Amendment to the Employment Agreement dated February 19, 1999, the day and year first above written.

         Triangle Pharmaceuticals, Inc.


         By:  /s/ Chris A. Rallis
              ----------------------
              Authorized Officer


         Executive



         /s/ Carolyn Underwood
         ---------------------
         Carolyn Underwood


         Attest

         /s/ Jane Torgerson
         ------------------
         Jane Torgerson